Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

DELIXY HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001, offered pursuant to the public offering prospectus	457(o)	2,000,000	$4.50	$9,000,000	$0.0001531	$1,377.90
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001, offered pursuant to the resale prospectus	457(o)	1,971,000	$4.50	$8,869,500	$0.0001531	$1,357.92
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$17,869,500
	Total Fees Previously Paid					$0
	Total Fee Offsets					$0
	Net Fee Due					$2,735.82

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the offer price range set forth on the cover of this public offering prospectus, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.